Exhibit 10.4
Description of Fiscal 2011 Bonus Arrangement by and between the Company and Kimberly Till
     On November 4, 2010, the Compensation Committee and Independent Directors approved performance metrics for fiscal 2011 applicable to the $600,000 target incentive bonus to which Kimberly Till, President and Chief Executive Officer, is contractually entitled if the metrics are achieved. 64% of Ms. Till’s bonus will be based upon achievement of fiscal 2011 operating income, measured and payable as provided in the Company’s fiscal 2011 Corporate Bonus Plan (the “Bonus Plan”). The remainder of her bonus will be paid upon achievement of three management objectives, with the degree of achievement to be determined by the Compensation Committee in its discretion. Each management objective, if fully achieved, would result in a payout of up to 12% of Ms. Till’s target bonus, subject to the Company’s attainment of threshold financial performance in accordance with the Bonus Plan. The management objectives relate to (i) building client relationships, sales, and revenue, (ii) further developing and commercializing innovative products and (iii) continuing to strengthen the effectiveness of the senior management team.